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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of EnPro Industries, Inc. common stock under the EnPro Industries, Inc. 2002 Equity Compensation Plan, of our report dated January 23, 2002 with respect to the balance sheet of EnPro Industries, Inc. and our report dated March 14, 2002 (except for Note W, as to which the date is May 21, 2002) with respect to the consolidated financial statements of Coltec Industries Inc, both of which are included in the Registration Statement of EnPro Industries, Inc. (Form 10 No. 001-31225).

                                                           /s/ Ernst & Young LLP


Charlotte, North Carolina
May 30, 2002